UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 8, 2016

Commission File Number: 001-37544

AmpliPhi Biosciences Corporation

(Exact name of Registrant as specified in its charter)

Washington	91-1549568
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3579 Valley Centre Drive

San Diego, California 92130

(Address of principal executive offices)

804-827-2524

(Registrant’s Telephone number)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

The information contained under Item 8.01 of this report regarding the issuance of the Shares (as defined below) and the potential issuance of additional shares of Common Stock in the future pursuant to the terms of the Agreement (as defined below) is incorporated by reference under this Item 3.02.

The Shares were issued in a private placement transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Holders acquired the Shares for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the Shares. Each of the recipients was an “accredited investor” under Rule 506 of Regulation D of the Securities Act.

Item 8.01 Other Events.

On April 8, 2016, certain holders (the “Holders”) of over two-thirds of our then-outstanding shares of Series B Convertible Preferred Stock (“Series B Preferred”) elected to automatically convert all outstanding shares of Series B Preferred into shares of Common Stock in accordance with Section 4.4.4(b)(ii) of our Amended and Restated Articles of Incorporation, as amended (the “Conversion”). As a result of the Conversion, the 7,527,853 shares of Series B Preferred outstanding as of immediately prior to the Conversion have been converted into an aggregate of 1,505,560 shares of our Common Stock.

On April 8, 2016, we entered into a Common Stock Issuance Agreement (the “Agreement”) with the Holders pursuant to which we agreed to issue the Holders an aggregate of 853,465 shares of our Common Stock (the “Shares”). Pursuant to the Agreement, we and the Holders also agreed to amend the Common Stock warrants issued to the Holders pursuant to that certain Subscription Agreement, dated June 25, 2013, in order to reduce the exercise price of such warrants from $7.00 per share to $4.05 per share and extend the expiration date thereof from June 26, 2018 to March 31, 2021 (the “Warrant Amendments”). As consideration for the Shares and the Warrant Amendments, the Holders waived their right to receive approximately $2.2 million in aggregate cash payments to which they were entitled upon the Conversion in respect of accrued dividends on their former shares of Series B Preferred. The Holders also waived their registration rights with respect to certain future registration statements that may be filed, and certain future public offerings that may be conducted, by us.

Pursuant to the Agreement, if in the future we conduct one or more bona fide equity financings in which we sell shares of our Common Stock or Preferred Stock at a price less than $4.05 per share (each, a “dilutive financing”), we will be required to issue to the Holders additional shares of Common Stock based on a specified formula. Our obligation to issue additional shares in the event of any such dilutive financing (i) only applies to the lowest priced financing conducted after the date of the Agreement, (ii) is subject to limitations under applicable NYSE MKT rules relating to the issuance of additional shares in a private placement at a price less than the greater of book or market value and (iii) will expire at such time as we have raised $10.0 million in gross proceeds from the sale of our Common Stock and/or Preferred stock in a bona fide financing or financings or June 30, 2018, whichever occurs first. We have agreed to seek shareholder approval of the issuance of up to 1,037,053 shares of Common Stock to the Holders in the future as required by the Agreement in connection with one or more dilutive financings. To the extent we are not permitted by applicable NYSE MKT rules to issue any additional shares of Common Stock that would otherwise be required to be issued pursuant to the terms of the Agreement as a result of a dilutive financing, we have agreed to pay the Holders a cash payment equal to the difference between the price per share in such dilutive financing and $4.05 for each share issued to the Holders pursuant to the Conversion.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached to this report as Exhibit 4.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Common Stock Issuance Agreement, dated April 8, 2016, by and among AmpliPhi Biosciences Corporation and the persons and entities listed on Exhibit A thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2016	AmpliPhi Biosciences Corporation

	By:	/s/ M. Scott Salka
	Name:	M. Scott Salka
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Common Stock Issuance Agreement, dated April 8, 2016, by and among AmpliPhi Biosciences Corporation and the persons and entities listed on Exhibit A thereto.